Exhibit 99.3

ASBURY AUTOMOTIVE GROUP, INC.

LETTER TO

DEPOSITORY TRUST COMPANY PARTICIPANTS

Relating to its Offer to Exchange

Up to $200,000,000

Aggregate Principal Amount of Newly

Issued 8.375% Senior Subordinated Notes due 2020

For

a Like Principal Amount of Outstanding

Restricted 8.375% Senior Subordinated Notes due 2020

Issued in November 2010

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2011, UNLESS EXTENDED (THE “EXPIRATION DATE”). ORIGINAL NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Depository Trust Company Participants:

We are enclosing herewith the material listed below relating to the offer by Asbury Automotive Group, Inc. (the “Company”) to exchange, upon the terms and subject to the conditions set forth in the Prospectus and Letter of Transmittal enclosed herewith (which together constitute the “Exchange Offer”), its 8.375% Senior Subordinated Notes due 2020 (the “Exchange Notes”), which will be issued in a transaction registered under the Securities Act of 1933 (the “Securities Act”), for any and all of the Company’s outstanding restricted 8.375% Senior Subordinated Notes due 2020 (the “Original Notes”).

Enclosed are copies of the following documents:

1. Prospectus, dated                     , 2011;

2. Letter of Transmittal;

3. Notice of Guaranteed Delivery; and

4. Letter to Clients that may be sent to your clients for whose account you hold Original Notes in your name or in the name of your nominee, with space provided for obtaining such client’s instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended.

The Exchange Offer is not conditioned upon any minimum number of Original Notes being tendered.

Pursuant to the letter of transmittal, each holder of Original Notes will represent to the Company that:

(i) any Exchange Notes that the holder will acquire in exchange for Original Notes will be acquired in the ordinary course of business of the holder;

(ii) the holder has not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to engage in, a distribution of any Exchange Notes issued to the holder;

(iii) the holder is not an “affiliate” (as defined in Rule 405 under the Securities Act) of the Company or its subsidiaries, or if the holder is an affiliate of the Company or its subsidiaries, the holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

(iv) the holder is not a broker-dealer who purchased the Original Notes for resale pursuant to an exemption under the Securities Act tendering Original Notes acquired directly from the Company for the holder’s own account; and

(v) the holder is not restricted by any law or policy of the SEC from trading the Exchange Notes acquired in the Exchange Offer.

If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making or other trading activities, it will represent that the Original Notes were acquired as a result of market-making activities or other trading activities, and it will acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of those Exchange Notes, the broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Letter to Clients contains an authorization by the beneficial owners of the Original Notes for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Original Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Original Notes to it, except as otherwise provided in Instruction 6 of the enclosed letter of transmittal.

Additional copies of the enclosed material may be obtained from the undersigned.

Very truly yours,

ASBURY AUTOMOTIVE GROUP, INC.